Exhibit 99.1
                                                                    ------------


Millennium Chemicals Logo
--------------------------------------------------------------------------------
NEWS RELEASE

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

Contact: Mickey Foster
         Vice President
         Corporate and Investor Relations
         (732) 933-5140

                          MILLENNIUM CHEMICALS REPORTS
                          ----------------------------
               FOURTH QUARTER AND FULL YEAR 2001 OPERATING RESULTS
               ---------------------------------------------------

                   -- 4Q01 net debt down from 4Q00 and 3Q01 --
                   -------------------------------------------
               -- 4Q01 SD&A costs improved 30 percent over 4Q00 --
               ---------------------------------------------------
             -- 4Q01 EPS loss of ($0.53) excluding unusual items --
             ------------------------------------------------------
                     -- 4Q01 pro forma EBITDA $37 million --
                     ---------------------------------------


Red Bank, New Jersey, January 31, 2002 -- Millennium Chemicals (NYSE-MCH) ("Millennium") announced today a fourth quarter 2001 EPS loss of ($0.53) excluding unusual items compared to EPS of $0.22 in the fourth quarter last year. Millennium reported fourth quarter 2001 pro forma EBITDA1 of $37 million compared to fourth quarter 2000 pro forma EBITDA of $94 million.

Fourth quarter pro forma sales were $684 million compared to $960 million last year. Full year 2001 pro forma sales were $3.3 billion compared to 2000 pro forma sales of $4.0 billion.

William M. Landuyt, Chairman and CEO of Millennium, said, "Continued sluggish demand and lower pricing in all businesses negatively impacted fourth quarter results. On a positive note, selling, development and administrative costs in the fourth quarter declined 30 percent from last year's fourth quarter. Millennium's SD&A costs for the year were $54 million lower than 2000. Difficult market conditions continue in our businesses, and we expect overall financial results in the first quarter of 2002 similar to results in the fourth quarter of 2001 due to industry overcapacity and the weak global economy."

In the fourth quarter of 2001, Millennium reported net income of $8 million compared to net income of $14 million in the fourth quarter last year. The company reduced its income tax accruals in the fourth quarter by $42 million due to favorable developments related to matters reserved for in prior years.

--------
1 EBITDA represents income from operations before interest, taxes, depreciation and amortization, other income items and equity earnings. EBITDA for purposes of these presentations exclude reorganization and plant closure charges. Pro forma EBITDA, presented for comparative purposes, includes the Company's share of Equistar's EBITDA, adjusted for an allocation of corporate costs incurred by Millennium.

Excluding this unusual item, the fourth quarter's results would have been a loss of ($34) million or ($0.53) per share. Both basic and diluted EPS in the fourth quarter were $0.13 compared to basic and diluted EPS of $0.22 in the fourth quarter last year.

For the year 2001, net income was a loss of ($43) million or ($0.68) per share compared to net income of $122 million or $1.90 per share in 2000.

Net debt (total debt less cash) at December 31, 2001 totaled $1.073 billion versus $1.090 billion at the end of 2000. John E. Lushefski, Senior Vice President and Chief Financial Officer of Millennium, said, "Millennium lowered its net debt when compared to both the end of the third quarter and the end of 2000 by reducing discretionary cash outlays and lowering our investment in working capital."

Net interest expense was $82 million in 2001 compared to $77 million in 2000. Net interest expense in 2002 should be comparable to 2001. EBITDA-to-interest coverage was 2.3 times for 2001.

Capital spending for 2001 was $97 million compared to depreciation and amortization of $110 million. Planned capital spending in 2002 is currently estimated between $60 and $70 million.

The company is in the process of assessing the potential impact of adopting FAS 142, "Goodwill and Other Intangibles." FAS 142 must be adopted effective January 1, 2002. A preliminary analysis indicates that goodwill related to the company's acetyls business is impaired by about $275 million when applying the new rules. If this write-off ultimately is determined to be necessary, it will be recorded in the first quarter of 2002 as the cumulative effect of a change in accounting principle.

Equistar is also in the process of assessing the impact of adopting FAS 142. Equistar's preliminary analysis indicates that goodwill related to Equistar's assets is impaired by about $1.05 billion. Because Millennium reduced its investment in Equistar by a substantial amount in 1999, it is anticipated that the potential write-down of Equistar's goodwill in the first quarter of 2002 will only affect the carrying value of Millennium's investment in Equistar by about $30 million.

Dividends
---------

Millennium has declared a quarterly dividend on its common stock of $0.135 per share. The dividend will be payable on March 29, 2002 to shareholders of record on March 13, 2001. The ex-dividend date will be March 11, 2001.

In October 1996, Millennium Chemicals was formed as a result of a demerger from UK-based Hanson PLC. As part of the demerger agreements, the Inland Revenue (the UK equivalent of the IRS in the US) stipulated that Millennium be managed and controlled in the UK for a period of five years. Hence, for the past five years, Millennium has maintained dual residence for tax purposes in both the UK and the US. Prior to the date of the March dividend, the company will cease being managed and controlled in the UK. As a result of Millennium ceasing to be a UK resident, shareholders will no longer receive a UK notional tax credit of 1.5 cents per share quarterly.

TITANIUM DIOXIDE
----------------

The Titanium Dioxide (TiO2) segment reported fourth quarter EBITDA of $28 million compared to $60 million in the fourth quarter last year and $42 million in the third quarter of 2001. EBITDA declined due to lower prices and lower sales volumes as a result of weak global demand and seasonality.

In local currencies, average fourth quarter prices were down 7 percent from last year's fourth quarter, and down 3 percent from the third quarter of 2001. In U.S. dollar terms, the worldwide average fourth quarter price was down 9 percent from the same quarter last year and down 3 percent from the third quarter of 2001. This decline was due primarily to competitive pricing pressure. Margin levels are now unacceptably poor as TiO2 prices have fallen precipitously over the past year. Yesterday, Millennium announced worldwide TiO2 price increases ranging from 5 to 8 percent effective March 1, 2002 to begin restoring margins.

Fourth quarter TiO2 sales volume of 131,000 metric tons was down 16 percent from the fourth quarter last year and down 13 percent from the third quarter of 2001. Annual 2001 sales volumes of 586,000 metric tons were down 11 percent from 2000. Weak global economic conditions and customers' desire to minimize year-end inventory led to lower sales volumes.

The fourth quarter's TiO2 operating rate of 82 percent on current annual nameplate capacity of 690,000 metric tons was down from 86 percent in the third quarter and 89 percent in last year's fourth quarter. Millennium is currently restricting production rates to match demand and manage inventory levels.

Manufacturing costs per metric ton in the fourth quarter of 2001 decreased 1 percent from the third quarter of 2001 even though production volumes were lower in the fourth quarter due to inventory management programs and weak demand. The favorable impact due to the shut- down at the end of the third quarter of Millennium's high cost Hawkins Point, Maryland sulfate plant and the success of programs put in place to aggressively lower costs offset increases in manufacturing costs per metric ton due to lower fixed-cost absorption.

Outlook
Market conditions in TiO2 remain very competitive in this weak economic environment. Global TiO2 prices at the start of this year were lower than the fourth quarter average, but price increases were announced yesterday. Sales volume have begun the year weaker than last year. Millennium will continue to throttleback its plants to match market demand with supply.

ACETYLS
-------

The Acetyls segment reported a fourth quarter EBITDA loss of ($4) million compared to earnings of $25 million in the fourth quarter last year and $4 million in the third quarter of 2001. The fourth quarter results were negatively impacted by $8 million due to unfavorable fixed-price natural gas purchase positions, which were entered into in the first quarter of 2001. These forward positions are expected to continue to adversely affect margins through March 2002.

VAM prices in the fourth quarter decreased 23 percent from prices in the fourth quarter of last year and decreased 9 percent from the third quarter of 2001. Acetic acid prices in the fourth quarter decreased 17 percent from the comparable period last year and were down 9 percent from the third quarter of 2001.

Outlook
First quarter 2002 earnings are expected to be similar to the fourth quarter 2001 results. Pricing and volumes remain weak.

SPECIALTY CHEMICALS
-------------------

The Specialty Chemicals segment reported fourth quarter EBITDA of $3 million compared to $5 million in the fourth quarter last year and $5 million in the third quarter of 2001. Sales volumes were down 16 percent from last year's fourth quarter and down 12 percent from the third quarter of 2001.

Average selling prices were flat with last year's fourth quarter and the third quarter of 2001. The base price of crude sulfate turpentine, the key raw material, remained virtually unchanged from last year's fourth quarter and the third quarter of 2001.

Outlook
The market for fragrance chemicals remains competitive and volumes have been negatively affected by the weak global economy. We expect this difficult market climate to continue in the first quarter of 2002.

EQUISTAR
--------

Millennium's 29.5 percent stake in Equistar resulted in a fourth quarter post-interest equity loss of ($29) million compared to ($34) million of equity loss in the fourth quarter last year and a ($26) million equity loss in the third quarter of 2001. Compared to the third quarter 2001, benefits from lower feedstock costs and higher propylene prices were more than offset in the fourth quarter of 2001 by falling product prices and lower sales volumes.

Ethylene prices decreased 13 percent in the fourth quarter compared to the third quarter of 2001 according to CMAI. Polyethylene prices in the fourth quarter of 2001 decreased 10 percent compared to the third quarter of 2001 according to ChemData. Equistar's polyethylene volumes decreased 6 percent in the fourth quarter compared to the third quarter of 2001. The cost of ethylene decreased due to lower natural gas liquid costs and lower heavy feedstock costs, partially offset by higher coproduct prices. The cost of natural gas liquids based production declined 15 percent in the fourth quarter versus the third quarter of 2001, while heavy liquid feedstocks based production decreased 34 percent according to CMAI.

Millennium's share of Equistar's underlying fourth quarter sales was $350 million; of operating loss, $14 million; and, of EBITDA, $10 million. Equistar did not distribute any cash to Millennium in the fourth quarter.

Outlook
Petrochemicals demand remains soft and pricing has reached trough levels. Market demand for polyethylene remains poor given uneasiness about the U.S. economy. Weak business conditions for the industry have continued into January, and so far we have seen no evidence of solid demand growth in Equistar's markets that would cause us to expect a dramatic change.

Millennium Chemicals (website: www.millenniumchem.com) is a major international chemicals company, with leading market positions in a broad range of commodity, industrial, performance and specialty chemicals.

Millennium Chemicals is:

o The second-largest producer of TiO2 in the world and a leading producer of titanium tetrachloride and other products, including cadmium/selenium pigments and silica gel;
o The second-largest producer of acetic acid and vinyl acetate monomer in North America;
o        A leading producer of fragrance chemicals; and,
o Through its partnership interest in Equistar Chemicals, LP, a partner in the second-largest producer of ethylene and third-largest producer of polyethylene in North America, and a leading producer of ethylene oxide and its derivatives and high value-added specialty polymers.

The statements in this press release that are not historical facts are or may be deemed to be "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by the use of forward-looking terminology such as "outlook," "believes," "estimates," "intends," "may," "will," "should," "anticipates," "expects" or "plans," or the negative or other variation of these or similar words, or by discussion of strategy or risks and uncertainties. These statements are only present expectations. Actual events or results may differ materially. Factors that could cause such a difference include: the cyclicality and volatility of the segments of the chemical industry in which the Company and Equistar operate, particularly fluctuations in the demand for ethylene, its derivatives and acetyls and the sensitivity of these industry segments to capacity additions; general economic conditions in the geographic regions where the Company and Equistar generate sales, and the impact of government regulation and other external factors; the ability of Equistar to distribute cash to its partners and uncertainties arising from the shared control of Equistar and the Company's future capital commitments for Equistar; changes in the cost of energy and raw materials; the ability of raw material suppliers to fulfill their commitments; the ability of the Company and Equistar to achieve their productivity improvement and cost reduction targets; the occurrence of operating problems at manufacturing facilities of the Company or Equistar; fluctuations in currency exchange rates and other risks of doing business abroad; the cost of compliance with the extensive environmental regulations affecting the chemical industry and exposure to liabilities for environmental remediation and other environmental matters; pricing and other competitive pressures; exposure to legal proceedings relating to present and former operations (including proceedings based on exposure to lead pigments, asbestos and other materials) and other claims; and tax and indemnification liabilities arising from the Company's dual tax residence in the United States and the United Kingdom. A further description of these risks, uncertainties and other matters can be found in the Company's Current Report on Form 8-K dated July 26, 2001.

The Company disclaims any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

                                 (Tables follow)

    Listen in live to Millennium's 2001 fourth quarter earnings discussion on Thursday, January 31 at 2:00 PM EST via webcast at http://www.millenniumchem.com and click on the Investor Relations icon.
                    The teleconference number is 706-679-7718
Replay will be available until Friday, February 1st at 706-645-9291, reservation
                                    #2835613.

                            MILLENNIUM CHEMICALS INC.
                      Consolidated Statements of Operations
                        (Millions, except per share data)

TABLE  I
                                                              Three months ended                  Year ended
                                                                 December 31,                     December 31,
                                                           -----------------------           ---------------------
                                                            2001              2000           2001             2000
                                                            ----              ----           -----            ----
Net sales                                                   $334              $434          $1,590           $1,793
Operating costs and expenses:
      Cost of products sold                                  274               297           1,252            1,267
      Selling, development and
          administrative expenses                             33                47            146               200
                                                            ----              ----           -----             ----

EBITDA                                                        27                90            192               326

Depreciation and amortization                                 27                30            110               113
                                                            ----              ----           -----             ----

Operating income before reorganization
       and plant closure charges                               -                60             82               213
Net interest expense                                         (22)              (21)           (82)              (77)
Equity in (loss) earnings
   of Equistar                       - operating             (14)              (20)           (27)               93
                                     - interest              (15)              (14)           (57)              (54)
                                     - plant closure           -                 -             (6)                -
Reorganization & plant closure charges                         -                 -            (36)                -
Other income, net                                              -                 1              1                14
                                                            ----              ----           -----             ----

(Loss) income before income taxes
  and minority interest                                      (51)                6           (125)              189

Benefit (provision) for income taxes                          60                10             86               (60)
                                                            ----              ----           -----             ----

Income (loss) before minority interest                         9                16            (39)              129
Minority interest                                             (1)               (2)            (4)               (7)
                                                            ----              ----           -----             ----

Net income (loss)                                          $   8             $  14           $(43)           $  122
                                                           =====             =====           =====           ======

Net income (loss) per share - basic                        $0.13             $0.22          $(0.68)          $ 1.90
                                                           =====             =====           =====           ======

Weighted average number of shares
     used to compute basic EPS                            63.709            63.465          63.564           64.305

Net income (loss) per share - diluted                     $ 0.13            $ 0.22          $(0.68)          $ 1.89
                                                          ======            ======          ======           ======

Weighted average number of shares
     used to compute diluted EPS                          63.798            63.746          63.564           64.590

                            MILLENNIUM CHEMICALS INC.
                               Segment Information
                                  ($ Millions)

TABLE II
                                                      2000                                         2001
                                      -----------------------------------           ------------------------------------
                                      1Q      2Q     3Q      4Q        FY           1Q      2Q        3Q     4Q       FY
                                      -----------------------------------           ------------------------------------
EBITDA2
Titanium dioxide                      53      61     55      60       229           50       40       42     28      160
Acetyls                               11      14     19      25        69            2       10        4     (4)      12
Specialty chemicals                    9       7      7       5        28            6        6        5      3       20
                                    -------------------------------------          -------------------------------------

REPORTED                              73      82     81      90       326           58       56       51     27      192
Equistar                              51      77     53       4       185           19       27       12     10       68
                                     ------------------------------------           ------------------------------------
PRO FORMA TOTAL                      124     159    134      94       511           77       83       63     37      260

DEPRECIATION AND AMORTIZATION
Titanium dioxide                      21      22     20      22        85           21       20       21     19       81
Acetyls                                4       5      5       6        20            5        5        5      6       21
Specialty chemicals                    2       2      2       2         8            2        2        2      2        8
                                     ------------------------------------          -------------------------------------

REPORTED                              27      29     27      30       113           28       27       28     27      110
Equistar                              23      22     23      24        92           23       24       24     24       95
                                      -----------------------------------           ------------------------------------
PRO FORMA TOTAL                       50      51     50      54       205           51       51       52     51      205

OPERATING INCOME2
Titanium dioxide                      32      39     35      38       144           29       20       21      9       79
Acetyls                                7       9     14      19        49           (3)       5       (1)   (10)      (9)
Specialty chemicals                    7       5      5       3        20            4        4        3      1       12
                                     ------------------------------------          -------------------------------------

REPORTED                              46      53     54      60       213           30       29       23      -       82
Equistar                              28      55     30     (20)       93           (4)       3      (12)   (14)     (27)
                                      -----------------------------------         ---------------------------------------
PRO FORMA TOTAL                       74     108     84      40       306           26       32       11    (14)      55

NET SALES
Titanium dioxide                     326     357    354     318     1,355          319      298      286    242    1,145
Acetyls                               69      80     95      93       337           99       98       85     73      355
Specialty chemicals                   28      26     24      23       101           26       23       22     19       90
                                    -------------------------------------         --------------------------------------

REPORTED                             423     463    473     434     1,793          444      419      393    334    1,590
Equistar                             548     560    577     526     2,211          523      472      399    350    1,744
                                     ------------------------------------          -------------------------------------
PRO FORMA TOTAL                      971   1,023  1,050     960     4,004          967      891      792    684    3,334

CAPITAL SPENDING
Titanium dioxide                      16      26     18      33        93           23       26       23     10       82
Acetyls                                2       1      1       3         7            2        3        -      1        6
Specialty chemicals                    3       2      1       1         7            1        1        1      -        3
Corporate                              -       -      -       -         -            2        3        -      1        6
                                    -------------------------------------          --------------------------------------
TOTAL                                 21      29     20      37       107           28       33       24     12       97

----------
2 EBITDA and operating income for purposes of this presentation exclude reorganization and plant closure charges recorded in the first and second quarter of 2001

                            MILLENNIUM CHEMICALS INC.
                           Consolidated Balance Sheets
                                   (Millions)

TABLE III
                                                                              December 31,              December 31,
                                                                                 2001                          2000
                                                                                 ----                          ----
Assets
Current assets
       Cash and cash equivalents                                               $   114                      $  107
       Trade receivables, net                                                      215                         306
       Inventories                                                                 370                         373
       Other current assets                                                         61                         101
                                                                                 -----                        ----

               Total current assets                                                760                         887

Property, plant and equipment, net                                                 880                         957
Investment in Equistar                                                             677                         760
Deferred income taxes                                                               72                          --
Other assets   237                                                                 225
Goodwill                                                                           378                         391
                                                                                   ---                        ----

               Total assets                                                   $  3,004                     $ 3,220
                                                                                ======                     =======

Liabilities and shareholders'  equity
Current liabilities
       Notes payable                                                          $      4                     $   39
       Current maturities of long-term debt                                          8                         391
       Trade accounts payable                                                      222                         165
       Income taxes payable                                                          7                          --
       Accrued expenses and other liabilities                                      139                         188
                                                                                  ----                        ----

               Total current liabilities                                           380                         783

Long-term debt                                                                   1,175                         767
Deferred income taxes                                                               --                          19
Other liabilities                                                                  550                         646
                                                                                  ----                        ----

               Total liabilities                                                 2,105                       2,215
                                                                                 -----                     -------

Minority interest                                                                   21                          22
Shareholders' equity                                                               878                         983
                                                                                  ----                        ----

               Total liabilities and shareholders' equity                     $  3,004                     $ 3,220
                                                                                ======                     =======

                            MILLENNIUM CHEMICALS INC.
                      Consolidated Statements of Cash Flows
                                   (Millions)

TABLE IV

                                                                December 31,    December 31,
                                                                    2001            2000
                                                                ------------    ------------
Cash flows from operating activities
   (Loss) income from continuing operations                         $(43)            $122
   Adjustments to reconcile net (loss) income
   to net cash provided by operating activities:
      Depreciation and amortization                                  110              113
      Deferred income tax (benefit) provision                        (54)              36
      Non cash income tax benefit                                    (42)               -

      Equity in loss (earnings) of Equistar                           90              (39)
      Net change in trade working capital                            137              (63)
      Net change in other assets and liabilities                    (101)            (150)
      Minority interest and other                                     15                1
                                                                    ----             ----
Cash provided by operating activities                                112               20

Cash flows from investing activities
   Capital expenditures                                              (97)            (110)
   Distributions from Equistar                                         -               83

   Proceeds from sale of fixed assets                                 19                4
                                                                    ----             ----
Cash used in investing activities                                    (78)             (23)


Cash flows from financing activities
   Dividends to shareholders                                         (35)             (35)

   Repurchases of common stock                                         -              (65)

   Net proceeds of borrowings                                         13              107
                                                                    ----             ----
Cash (used in) provided by financing activities                      (22)               7

Effect of exchange rate changes on cash                               (5)              (7)
                                                                    ----             ----
Increase (decrease) in cash and cash equivalents                       7               (3)
Cash and cash equivalents at beginning of year                       107              110
                                                                    ----             ----

Cash and cash equivalents at end of year                            $114             $107
                                                                    ====             ====